EXHIBIT 16.1

May 10, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated May 8, 2007 of Arvana Inc. (the Company) filed with the Securities and Exchange Commission and we agree with the statements contained herein.

There were no disagreements with the Company as to accounting principles or practices, financial statement disclosure, or auditing scope or procedures, in reference to the audited financial statements for the year ended December 31, 2006.

Yours truly,

/s/ Irene S. Salum CPA

Dohan and Company CPAs